Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-146520 on Form S-1 of our reports dated March 1, 2007 (October 3, 2007, as to the effects of the Dequest sale, adoption of a new accounting pronouncement and change in measurement of segment profit and loss as described in Note 23 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule of Solutia Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to Solutia Inc.’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code, substantial doubt about Solutia Inc.’s ability to continue as a going concern and changes in accounting principles) appearing in the Current Report on Form 8-K/A of Solutia Inc. filed on October 4, 2007, and our report dated March 1, 2007, relating to management’s report on the effectiveness of internal control over financial reporting, appearing in Solutia Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/  Deloitte & Touche LLP

St. Louis, MO
November 20, 2007